Exhibit 5.2

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
One Post Office Square, 30th Floor Boston, MA 02109 T 617.217.4700 F 617.217.4710 nelsonmullins.com
August 9, 2023

Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, Massachusetts 01852

Re:          Registration Statement on Form S-3 of Enterprise Bancorp, Inc.

Ladies and Gentlemen:

We have acted as Massachusetts special counsel to Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, including the Prospectus (the “Prospectus”) as supplemented by the various Prospectus Supplements (“Prospectus Supplements”), relates to the registration and proposed issuance and sale of up to $100,000,000 of certain classes of securities (the “Securities”) consisting of:

(a)	senior debt securities issued by the Company (the “Senior Debt Securities”);

(b)	subordinated debt securities issued by the Company (the “Subordinated Debt Securities,” and collectively with the Senior Debt Securities, the “Debt Securities”);

(c)	shares of common stock of the Company, $0.01 par value per share (the “Common Stock”);

(d)	shares of preferred stock of the Company, $0.01 par value per share (the “Preferred Stock”);

(e)	depositary shares representing Preferred Stock (“Depositary Shares”);

(f)	subscription rights for the purchase of Common Stock, Preferred Stock, Depositary Shares or Debt Securities (the “Rights”). and

(g)	warrants which may be exercisable for Common Stock, Preferred Stock, Depositary Shares or Debt Securities (the “Warrants”).

For purposes of giving the opinions hereinafter set forth, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, originals or copies of the following:

(a)	The Restated Articles of Organization filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 10, 2013, the Articles of Amendment filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 18, 2017, and the Articles of Amendment filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 11, 2018 (collectively, the “Articles of Organization”);

(b)	Second Amended and Restated Bylaws of the Company, dated January 19, 2021 and filed as Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on January 22, 2021 (the “Bylaws”);

(c)	Resolutions adopted by the board of directors of the Company (the “Board”) deemed by us to be relevant to this opinion letter;

(d)	A certificate of the Company’s officers on matters deemed by us to be relevant to this opinion letter; and

(e)	The Registration Statement, including the Prospectus.

In our examination, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have not undertaken to independently establish or verify any such factual information, but rather we have relied upon statements and representations of officers and other representatives of the Company and others. We have also assumed that (1) any applicable indenture and trustee will have been qualified under the Trust Indenture Act of 1939, (2) appropriate corporate actions will be taken by the Company to authorize the forms, terms, execution and delivery of any supplemental indentures, the terms of any series of Debt Securities, and any other agreements or instruments pursuant to which any Securities will be issued and any certificates that will evidence any Securities, (3) any required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities or third parties will be obtained in connection with the issuance of any Securities, and (4) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act.

Based on the foregoing and subject to such legal considerations as we have deemed relevant, we are of the opinion that:

1.With respect to the Common Stock to be issued, when, as and if: (i) the Board has taken or caused to be taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters; (ii) the terms of the issuance and sale of the Common Stock have been established so as to not violate any applicable law or the Articles of Organization, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; and (iii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered (or such shares are issued in uncertificated form in accordance with the Bylaws and the Massachusetts Business Corporations Act either (a) in accordance with the applicable purchase agreement approved by the Board upon payment of the consideration therefor (which is not less than the par value of the Common Stock) provided for therein or (b) upon conversion or exercise of any other Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (which is not less than the par value of the Common Stock), then the shares of Common Stock will be validly issued, fully paid and nonassessable.

2.With respect to any shares of Preferred Stock to be issued, when, as and if: (i) the Board has taken or caused to be taken all necessary corporate action to approve the issuance of and establish the terms of such Preferred Stock, the terms of the offering thereof and related matters, including the adoption of resolutions relating to the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such Preferred Stock (ii) a certificate of designations to the Company’s Articles of Organization, as amended, has been duly filed with the Commonwealth of Massachusetts; (iii) the terms of the Preferred Stock and of their issuance and sale have been established so as to not violate any applicable law or the Articles of Organization, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; and (iv) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered (or such shares are issued in uncertificated form in accordance with the Bylaws and the Massachusetts Business Corporations Act) either (a) in accordance with the applicable purchase agreement approved by the Board upon payment of the consideration therefor (which is not less than the par value of the Preferred Stock) provided for therein or (b) upon conversion or exercise of any other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (which is not less than the par value of the Preferred Stock), then the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.With respect to the Rights to be issued, when, as and if: (i) all necessary corporate action has been taken by the Company to authorize, execute and deliver a subscription agreement or subscription rights certificate to the rights agent and to authorize the form, terms, execution and delivery of the Rights and to fix or otherwise determine the consideration to be received for the Rights; (ii) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities have been obtained; (iii) any shares of Common Stock or Preferred Stock or any Depositary Shares or Debt Securities purchasable upon exercise of such Rights, as applicable, have been duly and validly authorized and reserved for issuance and sale; and (iv) the Rights have been duly executed and sold by the Company against payment therefor in accordance with any applicable subscription agreement or subscription rights certificate, and in accordance with such corporate action and applicable law as contemplated in the Registration Statement and the prospectus supplement setting forth the terms of the Rights and the plan of distribution, then, upon the happening of such events, the Rights will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.With respect to the Warrants to be issued, when, as and if: (i) all necessary corporate action has been taken by the Company to authorize, execute and deliver a subscription agreement or subscription certificate to the warrant agent and to authorize the form, terms, execution and delivery of the Warrants and to fix or otherwise determine the consideration to be received for the Warrants; (ii) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities have been obtained; (iii) any shares of Common Stock or Preferred Stock or any Depositary Shares or Debt Securities

purchasable upon exercise of such Warrants, as applicable, have been duly and validly authorized and reserved for issuance and sale; and (iv) the Warrants have been duly executed and sold by the Company against payment therefor in accordance with any applicable subscription agreement or subscription rights certificate, and in accordance with such corporate action and applicable law as contemplated in the Registration Statement and the prospectus supplement setting forth the terms of the Warrants and the plan of distribution, then, upon the happening of such events, the Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. The Securities may be issued from time to time on a delayed or continuous basis, but this opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We disclaim any obligations to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

For purposes of each of our opinions, appropriate corporate action with respect to any issuance of Securities involving Common Stock or Preferred Stock (including any Rights, Warrants or convertible Debt Securities involving Common Stock or Preferred Stock) would include, without limitation, the requirement that the Company not approve any issuance of Common Stock or Preferred Stock in excess of the number of shares of Common Stock or Preferred Stock, as the case may be, authorized and properly available for such issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us as Massachusetts special counsel for the Company under the caption “Validity of Securities” in the prospectus comprising a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion for events occurring or coming to our attention after the date hereof.

Sincerely,

/s/ Nelson Mullins Riley & Scarborough, LLP

Nelson Mullins Riley & Scarborough, LLP